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                                   EXHIBIT 4.1

                        1995 INCENTIVE STOCK OPTION PLAN

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                                TRICO BANCSHARES
                        1995 INCENTIVE STOCK OPTION PLAN


     1.   PURPOSE.

     The purpose of the TriCo Bancshares Incentive Stock Option Plan (the "Plan") is to provide a means by which TriCo Bancshares (the "Corporation"), through the grant of stock options to eligible employees, may attract and retain persons of ability as employees and motivate such employees to exert their best efforts on behalf of the Corporation and any subsidiary corporation of the Corporation. For the purposes of the Plan, the term "Subsidiary Corporation" means a subsidiary corporation as defined by Section 425(f) of the Internal Revenue Code of 1986, as amended. It is intended that the options issued under the Plan will qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

     2.   SHARES SUBJECT TO THE PLAN.

     Subject to the provisions of Section 5(g) hereof, 150,000 shares of the common stock of the Corporation shall be reserved and may be optioned under this Plan. The reserved shares may be authorized and unissued shares or treasury shares of the Corporation or any combination of both as determined by the Board of Directors of the Corporation. If an option granted under the Plan ceases to be exercisable in whole or in part, the shares representing such option shall be available under the Plan for the grant of options in the future.

     3.   ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by a Committee of the Board of Directors of the Corporation (the "Committee"), which Committee shall consist of not less than two Directors of the Corporation. Members of the Committee shall be appointed by and shall serve at the pleasure of the Board of Directors of the Corporation. Any vacancies in the membership of the Committee shall be filled by an appointment by the Board of Directors of the Corporation. No member of the Committee, while serving as such, shall be eligible to receive any option under the Plan, although membership on the Committee shall not affect or impair a member's right under any option granted to him under the Plan at a time when he was not a member of the Committee. Each member of the Committee shall be a "disinterested person" as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule or regulation.

     The Committee shall keep minutes of its meetings. All actions of the Committee shall be taken by a majority of its members. Any act approved in writing by a majority of the Committee members shall be as fully effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held.

     Subject to and not inconsistent with the provisions of the Plan, the Committee shall have complete authority in its discretion to interpret all provisions of the Plan consistently with the law, to prescribe the form of the instrument evidencing any option granted under the Plan, to adopt, amend and rescind general and special rules and regulations for the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan.


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     4.   ELIGIBILITY AND GRANT OF OPTIONS UNDER THE PLAN.

     Options may be granted at such times, in such amounts, and, to the extent not inconsistent with the Plan, on such terms as the Committee shall determine subject to the following.

     (a) ELIGIBILITY. Options may be granted to such employees, including officers and directors who are also employees, of the Corporation or of a Subsidiary Corporation that the Committee in its judgment deems to be key employees important to the future of the Corporation or a Subsidiary Corporation.

     (b) TEN PERCENT SHAREHOLDERS. No option may be granted to any such eligible employee who at the time of such grant owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or of any Subsidiary Corporation (a "10 Percent Shareholder") unless at the time such option is granted the option price is at least 110 percent of the fair market value of the stock and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

     (c) LIMITATIONS. The aggregate fair market value of the stock, determined at the time an option for the stock is granted, for which incentive stock options are exercisable for the first time by an optionee during any calendar year, under all the incentive stock option plans of the Corporation and of any Subsidiary Corporation, may not exceed $100,000.

     5.   TERMS AND CONDITIONS OF OPTIONS GRANTED UNDER THE PLAN.

     Each option granted under the Plan shall be evidenced by an agreement in a form determined by the Committee. Such agreement shall be subject to the following express terms and conditions, and such other terms and conditions as the Committee may deem appropriate.

     (a) OPTION PERIOD. Each option agreement shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period. The period for which an option is granted may not exceed 10 years from the date of the grant of the option or five years in the case of a 10 Percent Shareholder.

     (b)  EXERCISE OF OPTION.

          (1) BY AN OPTIONEE DURING CONTINUOUS EMPLOYMENT. An optionee may not exercise any part of an option granted under the Plan unless the optionee has been in the continuous employment of the Corporation or of a Subsidiary Corporation at all times from the date of the grant of the option until the date three months prior to the date of exercise except as provided below. Such employment must be at least one year before an option can be exercised. The Committee may prescribe a longer time period before an option may be exercised by an optionee. The option agreement may provide for exercise in installments of the option granted.

          (2)  EXERCISE IN THE EVENT OF DEATH OR TERMINATION OF EMPLOYMENT.

               A. If an optionee shall die (i) while an employee of the Corporation or a Subsidiary Corporation or (ii) within three months after termination of his or her employment with the Corporation or a Subsidiary Corporation because of disability, his or her options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of


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his or her death or such termination of employment, by the person or persons to whom the optionee's right under the options pass by will or applicable law, or if no such person has such right, by the optionee's executors or administrators, at any time, or from time to time, but not later than the expiration date specified in Section 5(a) or two years after the optionee's death, whichever date is earlier.

               B. If an optionee's employment by the Corporation or a Subsidiary Corporation shall terminate because of his or her disability and such optionee has not died within the following three months, the optionee may exercise his or her options, to the extent that he or she shall have been entitled to do so at the date of the termination of his employment, at any time or from time to time, but not later than the expiration date specified in
Section 5(a) or one year after termination of employment, whichever date is earlier.

               C. If an optionee's employment shall terminate by reason of his or her retirement in accordance with the terms of the Corporation's tax-qualified retirement plans or with the consent of the Committee or involuntarily other than "for cause", all right to exercise his or her options shall terminate at the expiration date specified in Section 5(a) or three months after termination of employment, whichever date is earlier. For this purpose, termination "for cause" shall mean termination of employment by reason of the optionee's commission of a felony, fraud, or willful misconduct which had resulted, or is likely to result, in substantial and material damage to the Corporation or a Subsidiary Corporation, all as the Committee in its sole discretion, may determine.

               D. If an optionee's employment shall terminate voluntarily or involuntarily "for cause", all right to exercise his or her options shall terminate at the date of such termination of employment.

     (c) OPTION PRICE. The option price per share shall be determined by the Committee at the time an option is granted and shall be not less than 100 percent of the fair market value (110 percent in the case of a 10 Percent Shareholder) of a share of the common stock of the Corporation on the date of the grant as determined in good faith by the Committee. Fair market value at the time of payment shall be determined without regard to any restriction other than a restriction that, by its terms, will never lapse.

     (d) PAYMENT OF PURCHASE PRICE UPON EXERCISE. Each option shall provide that the purchase price of the shares for which an option may be exercised shall be paid to the Corporation at the time of exercise either in cash or with stock of the Corporation held by the optionee for more than six months and having a fair market value equal to the purchase price.

     (e) NONTRANSFERABILITY. No option granted under the Plan shall be transferable other than by a will of an optionee or by the laws of descent and distribution. During his or her lifetime, an option shall be exercisable only by an optionee or by the optionee's attorney-in-fact or conservator, unless such exercise by the attorney-in-fact or conservator of the optionee, would disqualify the option as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

     (f) INVESTMENT REPRESENTATION. The shares of stock to be issued upon the exercise of all or any portion of any option granted under the Plan shall be issued on the condition that the optionee represents that the purchase of stock upon such exercise shall be for investment purposes and not with a view to resale, distribution, offering, transferring, mortgaging, pledging, hypothecating or otherwise disposing of any such stock under the circumstances which would constitute a public offering or distribution under the Securities Act of 1933 or the securities laws of any state. No shares of stock shall be issued upon the exercise of any


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option unless the Corporation shall have received from the optionee a written statement satisfactory to legal counsel for the Corporation containing the above representations, stating that certificates representing such shares may bear a legend restricting their transfer and stating that the Corporation's transfer agent or agents may be given instructions to stop transfer of any certificate bearing such legend. Such representation and restrictions provided for herein shall not be required if (1) an effective registration statement for such shares under the Securities Act of 1933 and any applicable state laws has been filed with the Securities and Exchange Commission and with the appropriate agency or commission of any state whose laws apply to the transaction, or (2) an opinion of counsel satisfactory to the Corporation has been delivered to the Corporation to the effect that registration is not required under the Securities Act of 1933 or under the applicable securities laws of any state.

     (g) ADJUSTMENTS IN EVENT OF CHANGE IN COMMON STOCK. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding common stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, rights offering to purchase the common stock at a price substantially below fair market value or of any similar change affecting the common stock, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, an optionee under the Plan.

     (h) NO RIGHTS AS A SHAREHOLDER. No optionee shall have any rights as a shareholder with respect to any shares subject to his option prior to the date of issuance to him of a certificate or certificates for such shares.

     (i) NO RIGHTS TO CONTINUED EMPLOYMENT. The Plan and any option granted under the Plan shall neither confer upon any optionee any right with respect to continuance of employment by the Corporation or by any subsidiary of the Corporation, nor shall it interfere in any way with the right of his employer to terminate his employment at any time.

     6.   COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

     The Plan, the grant and exercise of options under the Plan, and the obligation of the Corporation to sell and deliver shares under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of common stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

     7.   AMENDMENT AND DISCONTINUANCE.

     The Board of Directors of the Corporation may amend, suspend or discontinue the Plan; provided, however, that, subject to the provisions of Section 5(g) no action of the Board of Directors of the Corporation or of the Committee may (i) increase the number of shares reserved for options pursuant to Section 2, (ii) permit the grant of any option at an option price less than the price determined in accordance with Section 5(c), (iii) shorten the period provided for in subparagraph (1) of Section 5(b) which must elapse between the date of the grant of an option and the date on which any part of an option may be exercised by an

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optionee or (iv) permit the granting of options which expire beyond the period provided for in Section 5(a). Without the written consent of an optionee, no amendment or suspension of the Plan shall alter or impair any option previously granted to him under the Plan.

     8.   EFFECTIVE DATE.

     The effective date of the Plan shall be May 16, 1995, subject to the approval by stockholders of the Corporation holding not less than a majority of the shares present and voting at its 1995 Annual Meeting. Notwithstanding the foregoing, if the Plan is approved by the Board of Directors prior to such Annual Meeting, options may be granted by the Committee as provided by the terms of the Plan subject to such subsequent stockholder approval.

     9.  NAME OF THE PLAN.

     The Plan shall be known as the TriCo Bancshares 1995 Incentive Stock Option Plan.

     10.  EFFECT OF THE PLAN ON OTHER STOCK PLANS.

     The adoption of the Plan shall have no effect on awards made or to be made pursuant to other stock plans covering employees of the Corporation, a subsidiary corporation of the Corporation, a parent corporation or any predecessors or successors thereto.


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